Contacts:

Jamie Tully/Jonathan Doorley
Sard Verbinnen & Co
(212) 687-8080

EQUUS COLLECTS $2,604,132 FROM TRULITE

Fund Collects all Principal, Interest, and Collection Costs Owed
and Retains Warrants

HOUSTON, TX – June 30, 2010 – Equus Total Return, Inc. (NYSE: EQS) (“Equus” or the “Fund”) today announced that it has received $2,604,132.07 in cash from Trulite, Inc. (“Trulite”) as payment in full against a certain convertible promissory note (“Note”) issued by Trulite to the Fund in the principal amount of $2,307,391.  Trulite defaulted on the Note in January 2010 and the Fund commenced legal action on April 22, 2010 to recover amounts owed thereunder.  The Fund has cancelled the Note in full satisfaction of payment and retains certain warrants to acquire shares of Trulite stock that it received in connection with the initial investment in Trulite.

“We are taking steps to collect obligations owing to the Fund in an effort to monetize existing holdings wherever possible,” stated John Hardy, Executive Chairman.  “We are pleased that we have recovered funds from Trulite, which will enhance the Fund’s cash position.”

About Equus
The Fund is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on the Fund may be obtained from the Fund’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.